Exhibit 10.12

English Translation

Business Cooperation Agreement

Partner (Party A): Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.

Partner (Party B):

Signing date:

In order to promote the complementarity of enterprises and achieve mutual benefit and win-win results, inEnglish Translation accordance with the relevant laws and regulations of the “Contract Law of the People’s Republic of China”, both parties have reached the following terms on the cooperation through friendly negotiation based on the principle of honesty and trustworthiness and mutual benefit:

Article 1. Scope of cooperation

Party A and Party B will cooperate with each other to carry out business activities. Party A will refer businesses to Party B. Party B will provide services according to customer contact information and service contents provided by Party A. Party A communicates and coordinates.

Article 2. Term of cooperation and specific content

1.	This agreement is for a term of ________ year(s), from _________ to _________. Both parties shall reach a written agreement on the extension of the term one month prior to the expiration date; otherwise the term of this agreement will expire on its expiration date.

2.	Party A is responsible for recommending customers to Party B through market development and assisting Party B in conducting related services.

3.	Party B is responsible for the completion of the required services.

Article 3. Fee settlement

Through the customer recommended by Party A, the fee will be deposited into Party A’s account by Party B or Party B will request the customer to use third party payment (for example: Alipay, WeChat) to transfer to Party A’s account, and then Party A will settle the settlement fee with Party B. Party B promises that the above amount will be paid to the following account designated by Party A within 30 days after Party B receives the fee (or otherwise agreed to pay monthly or quarterly):

Account Name: __________________________

Bank: __________________________________

Account number: _________________________

Article 4. Other Agreements

Both Party A and Party B should establish a cooperation account and check it regularly for accuracy.

Article 5. Termination of the contract

In the following circumstances, Party B has the right to terminate the cooperation with Party A:

1.	major difficulties occurred in the operation of Party A, or serious violations of laws and regulations such as fraud;

2.	the government authority terminates the business activities of Party A;

3.	there are major disputes between the two parties in the process of cooperation, which cannot be solved through negotiation; or

4.	this agreement expires and the parties have not reached an agreement on the extension.

Party A has the right to terminate the cooperation with Party B in any of the following circumstances:

1.	there are major difficulties in the operation of Party B, or serious violations of laws and regulations such as fraud to customers and misappropriation of client funds;

2.	the government authority terminates the business activities of Party B;

3.	there are major problems in the internal management of Party B, which may have a material adverse impact on normal operations;

4.	there are major disputes between the two parties in the process of cooperation, which may not be resolved through negotiation; or

5.	this agreement expires and the parties have not reached an agreement on the extension.

Article 6. Confidentiality clause

1.	Party B is obligated to keep Party A’s trade secrets and other materials that are known during the performance of this agreement strict confidential. Party B shall take effective measures to protect the above information from access by unrelated persons, including requesting employees who participate in the work of this agreement to comply with this provision.

2.	If Party A gives Party B various preferential and other commercial information, Party B shall keep such information confidential. If Party B beaches this confidentiality provision, Party B shall compensate Party A for all losses suffered by Party A and pay Party A punitive liquidated damages.

Article 7. Liability for breach of contract

1.	If Party B fails to perform its obligations as stipulated in this agreement and causes losses to Party A, Party B shall compensate according to the actual situation.

2.	In the course of the implementation of the agreement, if Party B has violated the provisions of this agreement, which default is not cured within 15 days after Party’s written warning, Party A will cease providing all related services to Party B.

Article 8. Dispute Resolution

In the event of a dispute arising from the performance of this agreement, the dispute shall be settled through friendly negotiation between the two parties. If the negotiation fails, it shall be settled through legal proceedings at the People’s Court where Party A is located.

Article 9. Supplementary Provisions

The parties may sign a supplemental agreement as an annex to this agreement with respect to any uncovered matters or changes, which shall have the same legal effect as this agreement.

The original of this agreement is in duplicate, and each party shall hold one copy, which shall become effective after the legal representative or authorized representative of both parties execute this agreement and affix their respective official seals.

Party A (seal):	Party B (seal):